UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 20, 2011

METLIFE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-15787	13-4075851
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

200 Park Avenue, New York, New York		10166-0188
(Address of Principal Executive Offices)		(Zip Code)

212-578-2211

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
Signatures
Exhibit Index
EX 10.1

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

MetLife, Inc. (the “Company”) and William J. Toppeta entered into an agreement concerning Mr. Toppeta’s continued employment (the “Agreement”) which became final on December 20, 2011.

Under the terms of the Agreement, Mr. Toppeta’s employment will continue from November 21, 2011 until May 31, 2012, unless earlier terminated (the “Assignment”). During the Assignment, Mr. Toppeta will perform duties determined by the Chief Executive Officer of the Company (the “CEO”), which may include acting as a mentor and consultant to the President of the Company’s Europe, Middle East, and Africa (“EMEA”) division and the President of the Company’s Asia division to ensure a smooth transition of responsibilities to them, and serving as MetLife’s ambassador in EMEA and Asia to external constituencies on major regulatory and legislative issues that may impact the business of the Company and its affiliates (“MetLife”). MetLife will continue to compensate Mr. Toppeta at his salary rate of $650,000 per year during the Assignment, and will comply with its bylaws providing indemnification to Mr. Toppeta for acts or omissions during his service as an officer. Mr. Toppeta will be eligible for employee benefits during the Assignment, subject to the terms of applicable benefit plans.

Mr. Toppeta will be eligible for annual and long-term stock-based incentive awards for 2011 performance, assuming he remains employed through specified dates in February and March, 2012. Assuming that Mr. Toppeta has met or exceeded the CEO’s performance expectations, and Company management determines that all aspects of the Company’s financial performance are at least at the level called for by the Company’s 2011 business plan, Company management will recommend that the Company’s Compensation Committee make awards to Mr. Toppeta of $1,300,000 in annual cash incentive compensation and $2,000,000 in long-term stock-based compensation. In addition, assuming that Mr. Toppeta remains employed through May 31, 2012 and he has met or exceeded the CEO’s performance expectations, Company management will recommend that the Company’s Compensation Committee make a cash incentive award to Mr. Toppeta of $1,650,000.

Mr. Toppeta agreed to maintain the confidentiality of information related to MetLife and his employment with MetLife, subject to exceptions for legal or governmental proceedings, and to return all MetLife documents and property. Mr. Toppeta also agreed to cooperate with MetLife in connection with any investigations, administrative proceedings, or litigation involving MetLife, and will give MetLife notice of any subpoenas or government requests for any MetLife information.

Additional severance-related terms of the Agreement will apply if the Assignment ends due to: (1) Mr. Toppeta’s continued service through May 31, 2012; (2) his incapacity to perform his job duties due to mental or physical impairment of more than 30 days; or (3) his involuntary termination other than for poor performance, violation of law, violation of duties to MetLife or of MetLife policies, or other wrongful conduct on Mr. Toppeta’s part. In such a circumstance, MetLife will pay Mr. Toppeta $812,500 and Mr. Toppeta will: (1) grant MetLife a waiver and release of all employment-related claims as of his execution of the Agreement; and (2) agree not to publish or reveal any information related to his employment with MetLife, the cessation of that employment, claims related thereto, or facts related to those claims, except for providing information to government or self-regulatory agencies or as required by subpoena, and except that Mr. Toppeta may provide a prospective employer with information concerning his former title, salary, job responsibilities and qualifications.

The foregoing description of the Agreement is a summary, is not complete and is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits

10.1	Agreement between MetLife, Inc. and William J. Toppeta, which became final on December 20, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METLIFE, INC.

By:	/s/ Christine M. DeBiase
Name:	Christine M. DeBiase
Title:	Vice President and Secretary

Date: December 23, 2011

EXHIBIT INDEX

Exhibit Number	Exhibit

10.1	Agreement between MetLife, Inc. and William J. Toppeta, which became final on December 20, 2011.